Exhibit (d)(2)

NEUBERGER BERMAN ETF TRUST

MANAGEMENT AGREEMENT

SCHEDULE A

SERIES OF NEUBERGER BERMAN ETF TRUST

Neuberger Disrupters ETF

Date: December 18, 2025

NEUBERGER BERMAN ETF TRUST

MANAGEMENT AGREEMENT

SCHEDULE B

RATE OF COMPENSATION

Compensation pursuant to Paragraph 3 of the Management Agreement shall be calculated in accordance with the following schedule:

NEUBERGER DISRUPTERS ETF

0.65% of average daily net assets

Date: December 18, 2025

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